Exhibit 10.28

CONTRACT

Between Axonyx Europe, with its registered office at bilderdijkstraat 9, 2311 XD Leiden, The Netherlands and NOTOX Safety & Environmental Research B.V., with its registered office at Hambakenwetering 7, 5231 DD ‘s-Hertogenbosch, The Netherlands.

Herewith NOTOX offers to perform a 104-weeks rate carcinogenicity study with Phenserine tartrate, a compound being developed as a drug for use in the treatment of Alzheimer’s disease.  The study will be carried out in accordance with the respective test guidelines (ICH) and in conformity with the OECD principles for “Good Laboratory Practice”.

The study is based on the following study outline and will in detail follow the enclosed protocol that was fully accepted by Dr. Black of Hugh E. Black & Associates, Inc., who acts as the sponsor’s consultant in this project.

Study outline:

104-Weeks oral gavage carcinogenicity study of Phenserine tartrate in Wistar Han rats.

Number of groups:	2 controls and 3 treatments; group housing.
Group size:	60 males, 60 females/ main group; 30 health check animals: in total 630 animals.
Age:	4 weeks at arrival, 6 weeks at start of dosing
Administration:	Daily oral gavage for 104 weeks.
Observations:	• Clinical signs daily, before and 1-2 hours after dosing.
• Viability / mortality: twice daily.
• Weekly palpatation for tumours.
Body weight / food consumption:	Weekly during first 14 weeks and every 2 weeks thereafter; one week pretest.

Ophthalmoscopy:	15 animals / sex / group: pretest and during week 52.
Haematology:	15 animals / sex / group during pretest; all animals killed in extremis or at terminal necropsy.
Toxicokinetic sampling:	At 3 time points / day at day 1, week 26 and week 104; 4 TK-samples / sex / group / time point: 216 samples in total.
Pathology:	• Full necropsy on all animals.
• Full histopathology on unscheduled deaths, both control groups and high dose group animals. Limited histopathology on low and mid dose group animals killed after two years.

Toxicokinetic assessment and evaluation.

Costs 2-years study:	Î 1,045,000.00

The formulations necessary for daily oral gavage of the test compound will weekly be prepared at NOTOX.  The formulations will be analysed according to the schedule, depicted in the study protocol.  Blood samples taken at three time points on three days during the study will be analysed using LC-MS/MS in NOTOX’ bio-analytical department.  After toxicokinetic assessment the evaluation will be included in the study report.

Analytical Chemistry:

Formulation Analysis

•	Implementation and validation of an analytical method on HPLC (includes determination of linearity, detection limit, repeatability of injections and stability tests) for rat oral gavage formulations	Î	8,500.00

•	Analyses: estimated 6 occasions of analysis (Î 1,800.00 / analysis day)	Î	10,800.00

Bio-analysis

•	Protocol and report method development and validation:	Î	5,000.00

•	Method development and validation in one matrix
	• parent compound only; expected work: 3-7 weeks
	• costs per week: Î 6,250.00
	• Assuming 5 weeks of development/validation:	Î	31,250.000

•	Analysis of initially 216 rat samples (from dose group animals only; price per sample Î 90.00):	Î	19,440.00

•	Protocol and report sample analysis:	Î	5,000.00

Estimated costs analytical chemistry:

Î

79,990.00

Total costs (excl. V.A.T.):		Î	1,124,990.00

Remarks:

•                                          The amount of test substance needed to carry out the study will be determined in consultation with the sponsor.

•                                          The prices include sampling and storage for formulation and bio-analysis.

•                                          Reserve samples of the test and control articles (2 ml) will be taken at initiation and after 6 months, 12 months, 18 months and at the end of the study and will be retained until completion of the in-life phase,

•                                          30 Extra animals for health check by serology will be added to the study on NOTOX’ costs.

•                                          All data and the final report will be submitted to the sponsor as a PDF file for possible inclusion in an electronic submission to regulatory agencies.

•                                          Costs are calculated assuming regular protocol and report formats.  Special requests for protocol (study design) and report format may lead to additional costs.

•                                          Interim results (see protocol for frequency) and a draft report will be provided without additional costs.

Timelines:

•                                          The method development and validation for formulation analysis will be performed during week 19-21.  The method will be available then in week 24, 2002.  This schedule can be met if we have received a completed test substance data sheet, relevant analytical information, sufficient test substance and necessary reference compounds in week 17, 2002, at the latest.

•                                          The method development and validation for bio-analysis will be started in week 30, 2002, assuming the necessary information and/or substances have been provided by the sponsor in week 28, 2002, at the latest.  The validation report will be issued then at least 4 weeks before the start of the 2-years rat study.

•                                          For the carcinogenicity study the rats will arrive at NOTOX in the third week of October 2002.

•                                          After allocation and acclimitization the study will start in the first week of November 2002.

•                                          At the end of the study the remaining animals will be sacrificed and subjected to pathology in November 2004.

•                                          Friday 29th April 2005 a non-QA-audited, finalised report on the carcinogenic potential of Phenserine tartrate in rats 14 days after receipt of all comments of NOTOX.

Terms of payment and additional remarks:

•                                          Payment for the carcinogenicity study should be carried out in eight terms.  The first installment of 30% of the total estimated costs will be at acceptance of this contract.  The next installments of six times 10% each will be divided over the project and the last 10% should be paid at receipt of the draft report.

•                                          Payments should be made within 14 days after the date mentioned in the respective invoices.

•                                          By signing this contract the sponsor also agrees to NOTOX’ general terms and conditions.

Premium –penalty settlement:

•                                          For delivery of the final report before the reference date (reviewing time + 14 days after 29th April 2005) NOTOX will receive a premium amount of € 10,000.00 / week until a maximum of € 40,000.00.

•                                          For delivery of the final report after this reference date NOTOX will pay a penalty amount of € 5,000.00/ week until a maximum of € 40,000.00.

•                                          A penalty will only be accepted if the delay can fully be attributed to negligence and/or demonstrable falure by NOTOX.

•                                          A penalty will not be accepted if the delay is caused by one or more of the following reasons:

• The test substance is not or not sufficient available during any moment in the study.

• Relevant information on the analyses, toxicity pattern, etc. of the compound is not available at NOTOX when needed.

• Unexpected illness or deaths of rats that significantly damage the progression in the study.

• A toxicity / tumour pattern leading to unexpected and significantly more work during pathology.

• A reviewing time of the report exceeding the proposed 2 weeks (incl. transfer time).

• Extra requests during the project that will result into extension of the reporting period.

• The penalty clause will not be applicable in case not all payments are received on time.

‘s-Hertogenbosch, 11th April 2002
For confirmation:
NOTOX Safety & Environmental Research B.V.	AXONYX

/s/ Dr. R.E.J. ten Berge	/s/ Ir. J.C.M. van der Hoeven	/s/ G.B. Bruinsma, M.D.
Dr. R.E.J. ten Berge	Ir. J.C.M. van der Hoeven	G.B. Bruinsma, M.D.
Sales & Marketing Manager	Managing Director	Chief Operating Officer
Pharmaceuticals